Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Noble Corporation’s, a Swiss Corporation, Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 20, 2013